Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 28, 2020 (the “First Amendment Closing Date”), is by and among HEXCEL CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined) party hereto and CITIZENS BANK, N.A., as agent for the Lenders hereunder (in such capacity, the “Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrower, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Agent are parties to that certain Credit Agreement dated as of June 20, 2019 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and the Agent have agreed to amend certain provisions of the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I
AMENDMENTS TO CREDIT AGREEMENT

1.1Amendment to Section 1.01 – Certain Defined Terms. Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the correct alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR or another rate based on SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate for Loans denominated in Dollars with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate for Loans denominated in Dollars with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate for Loans denominated in Dollars with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate for Loans denominated in Dollars:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate for Loans denominated in Dollars permanently or indefinitely ceases to provide the Eurodollar Rate for Loans denominated in Dollars; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate for Loans denominated in Dollars:

(1) a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate for Loans denominated in Dollars announcing that such administrator has ceased or will cease to provide the Eurodollar Rate for Loans denominated in Dollars, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate for Loans denominated in Dollars;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate for Loans denominated in Dollars permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate for Loans denominated in Dollars; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate in effect announcing that the Eurodollar Rate for Loans denominated in Dollars is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate for Loans denominated in Dollars and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for Loans denominated in Dollars for all purposes hereunder in accordance with Subsection 2.08(g) and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for Loans denominated in Dollars for all purposes hereunder pursuant to Subsection 2.08(g).

“Covenant Relief Period” means the period beginning on October 1, 2020 through and including September 30, 2021.

“Early Opt-in Election” means the occurrence of:

(a)(1)(a) a determination by the Agent or (b) a notification by the Required Lenders to the Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Subsection 2.08(g), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate for Loans denominated in Dollars, and

(2)(a) the election by the Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark, (or a successor administrator) on the NYFRB’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

1.2Amendment to Definition of Applicable Commitment Fee. The definition of Applicable Commitment Fee appearing in Section 1.01 of the Credit Agreement is hereby amended and restated to  read as follows:

“Applicable Commitment Fee” means,

(i) during the period beginning October 1, 2020 through and including the date the financial information and certificates required to be delivered pursuant to Subsection 5.01(h) for the fiscal quarter ending September 30, 2021 have been delivered to the Agent, a percentage per annum determined in accordance with the following pricing grid by reference to the Leverage Ratio; provided, that (x) the Applicable Commitment Fee shall be set at pricing level I until the date the financial information and certificates required to be delivered pursuant to Subsection 5.01(h) for the fiscal quarter ending December 31, 2020 have been delivered to the Agent, (y) thereafter, the Leverage Ratio shall be determined as of the end of the fiscal quarter for the Borrower for which financial statements have most recently been delivered pursuant to Section 5.01(h)(i) or (ii), and (z) if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 5.01(h)(i) or (ii) within the time period specified for such delivery, then, during the period from the date such financial statements were required to have been delivered until delivery, the Applicable Commitment Fee shall be set in accordance with pricing level III:

Pricing Level	Leverage Ratio	Applicable Commitment Fee
I	≤ 4.25:1.00	0.225%
II	> 4.25:1.00 but ≤ 5.00:1.00	0.250%
III	>5.00:1.00	0.300%

and (ii) at all times other than as set forth in clause (i), a percentage per annum determined in accordance with the following pricing grid by reference to the more favorable to the Borrower of the (x) Public Debt Rating and (y) Leverage Ratio, each in effect on such date, as set forth below and subject to the Pricing Level Adjustments

Pricing Level	Public Debt Rating	Leverage Ratio	Applicable Commitment Fee
I	A3/A- or better	≤ 1.50:1.00	0.10%
II	Baa1/BBB+	> 1.50:1.00 but ≤ 2.50:1.00	0.125%
III	Baa2/BBB	> 2.50:1.00 but ≤ 3.00:1.00	0.150%
IV	Baa3/BBB-	> 3.00:1.00 but ≤ 3.50:1.00	0.175%
V	Ba1/BB+ or lower	> 3.50:1.00	0.225%

1.3Amendments to Definition of Applicable Margin. The definition of Applicable Margin appearing in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

“Applicable Margin” means, with respect to the Revolving Credit Facility:

(i) during the period beginning October 1, 2020 through and including the date the financial information and certificates required to be delivered pursuant to Subsection 5.01(h) for the fiscal quarter ending September 30, 2021 have been delivered to the Agent, a percentage per annum determined in accordance with the following pricing grid by reference to the Leverage Ratio; provided, that (x) the Applicable Margin shall be set at pricing level I until the date the financial information and certificates required to be delivered pursuant to Subsection 5.01(h) for the fiscal quarter ending December 31, 2020 have been delivered to the Agent, (y) the Leverage Ratio shall be determined as of the end of the fiscal quarter for the Borrower for which financial statements have most recently been delivered pursuant to Section 5.01(h)(i) or (ii), and (z) if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 5.01(h)(i) or (ii) within the time period specified for such delivery then, during the period from the date such financial statements were required to have been delivered until delivery, the Applicable Margin shall be set in accordance with pricing level III:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Revolving Credit Advances	Applicable Margin for Eurodollar Rate Revolving Credit Advances
I	≤ 4.25:1.00	0.50%	1.50%
II	> 4.25:1.00 but ≤ 5.00:1.00	0.75%	1.75%
III	>5.00:1.00	1.00%	2.00%

and (ii) at all times other than as set forth in clause (i), a percentage per annum determined in accordance with the following pricing grid by reference to the more favorable to the Borrower of the (x) Public Debt Rating and (y) Leverage Ratio, each in effect on such date, as set forth below and subject to the Pricing Level Adjustment:

Pricing Level	Public Debt Rating	Leverage Ratio	Applicable Margin for Base Rate Revolving Credit Advances	Applicable Margin for Eurodollar Rate Revolving Credit Advances
I	A3/A- or better	≤ 1.50:1.00	0.00%	0.875%
II	Baa1/BBB+	> 1.50:1.00 but ≤ 2.50:1.00	0.00%	1.00%
III	Baa2/BBB	> 2.50:1.00 but ≤ 3.00:1.00	0.125%	1.125%
IV	Baa3/BBB-	> 3.00:1.00 but ≤ 3.50:1.00	0.25%	1.25%
V	Ba1/BB+ or lower	> 3.50:1.00	0.50%	1.50%

1.4Amendments to Definition of Consolidated Net Income.

(a) Clause (vi) of the definition of Consolidated Net Income appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vi) restructuring charges and reserves (to the extent not included in clause (iii) above) taken by the Borrower or its Subsidiaries; provided, that the aggregate amount of any such charges or reserves excluded pursuant to this clause (vi) (A) at any time during the Covenant Relief Period, shall relate solely to charges and reserves taken during the fiscal year ending December 31, 2020 and shall not exceed $35,000,000 during such period, and (B) at any other time, shall not exceed $10,000,000 in any fiscal year, and in each case any such amounts in excess of the $35,000,000 or $10,000,000 limits set forth in clauses (A) and (B) above in any fiscal year, as applicable, shall be included in the calculation of Consolidated Net Income for the period when such amounts are expensed,

(b)  The definition of Consolidated Net Income appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (xii) thereof and replacing it with “,”, (ii) amending and restating clause (xiii) thereof in its entirety to read as follows and (iii) adding a new clause (xiv) at the end of such definition to read as follows:

(xiii) at any time during the Covenant Relief Period, nonrecurring cash costs, charges and expenses incurred in connection with the contemplated merger by and with Woodward, Inc. and (xiv) (to the extent not included in clauses (i) through (xiii) above), any net extraordinary gain or loss.

1.5Certain Definitions Amended and Restated. The definitions below appearing in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to (a) any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.6Amendment to Subsection 2.08(g). Subsection 2.08(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g)Successor Eurodollar Rate.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate for Loans denominated in Dollars with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate for Loans denominated in Dollars with a Benchmark Replacement pursuant to this Subsection 2.08(g) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)Notices; Standards for Decisions and Determinations.  The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (iv) shall not affect the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Subsection 2.08(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Subsection 2.08(g).

(iv)Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans denominated in Dollars to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, (i) the obligation of the Lenders to make or maintain Eurodollar Loans denominated in Dollars shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Eurodollar Loans denominated in Dollars shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to Base Rate Loans, and (iii) the component of the Adjusted LIBO Rate based upon the Eurodollar Rate will not be used in any determination of Base Rate.

1.7Amendment to Subsection 5.02(a)(vii). Clause (vii) contained in Subsection 5.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vii) Liens not otherwise permitted by this Subsection 5.02(a) securing Debt or other obligations of the Borrower and its Subsidiaries; provided that the aggregate principal amount of all such Debt and other obligations, together with any Debt incurred under Section 5.02(d)(xii), does not exceed an amount equal to (A) at any time during the Covenant Relief Period, 7.5% of Consolidated Net Tangible Assets and (B) at any other time, 25% of Consolidated Net Tangible Assets, in each case at the time of creation, incurrence or assumption of such Debt or other obligation; and

1.8Amendment to Subsection 5.02(d)(xii). Clause (xii) contained in Subsection 5.02(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows.

(xii) other Debt of the Borrower’s Subsidiaries that, together with the amount of Debt and other obligations secured by Liens permitted under Subsection 5.02(a)(vii), does not exceed (A) at any time during the Covenant Relief Period, 7.5% of Consolidated Net Tangible Assets and (B) at any other time, 25% of Consolidated Net Tangible Assets, in each case at the time of creation, incurrence or assumption of such Debt.

1.9Amendment to Section 5.02. Section 5.02 of the Credit Agreement is hereby amended to add a new clause (e) as follows:

(e)Share Repurchases.  At any time during the Covenant Relief Period, make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, or otherwise acquisition, cancellation or termination, directly or indirectly, for consideration, of any shares of any class of the capital stock of the Borrower, or any option, warrant or other right to acquire any such capital stock, except that:

(i) the Borrower may make repurchases of its capital stock (A) to the extent such repurchases do not exceed the number of shares of its capital stock issued after the First Amendment Closing Date (and not repurchased pursuant to clause (B) below) pursuant to compensation or benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries and any other participants under such plans and/or (B) upon the exercise, settlement, or vesting of warrants, options, stock appreciation rights, restricted stock units or other securities convertible into or exchangeable for capital stock of the Borrower, which warrants, options, stock appreciation rights, restricted stock units or other securities were issued in accordance with stock option plans or other compensation or benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries and any other participants under such plans in the ordinary course of business consistent with past practices;

(ii) the Borrower may declare and make any payments with respect to its capital stock payable solely in additional capital stock in the Borrower;

(iii) the Borrower may declare and make cash payments in lieu of the issuance of fractional shares of its capital stock in connection with the exercise, settlement or vesting of warrants, options, stock appreciation rights, restricted stock units or other securities convertible into or exchangeable for capital stock in the Borrower; and

(iv) the Borrower may declare and make such payments pursuant to and in accordance with stock option plans or other compensation or benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries and any other participants under such plans in the ordinary course of business consistent with past practices.

1.10Amendment to Subsection 5.03(a). Subsection 5.03(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)Leverage Ratio. Maintain a ratio of (A) Consolidated Total Debt as of the last day of such Test Period; provided, that, solely with respect to any calculation of Consolidated Total

Debt occurring at any time during the Covenant Relief Period, the aggregate amount of unrestricted cash and cash equivalents on the balance sheet of the Borrower, in an amount not to exceed $200,000,000, shall be subtracted from Consolidated Total Debt to (B) Consolidated EBITDA (such ratio, the “Leverage Ratio”) for such Test Period of not greater than:

(i) at any time during the Covenant Relief Period, the ratio set forth in the table below for the applicable Test Period:

Test Period ended on	Maximum Covenant Relief Period Leverage Ratio
December 31, 2020	4.25:1.00
March 31, 2021	5.75:1.00
June 30, 2021	5.00:1.00
September 30, 2021	4.25:1.00

(ii)At all times other than during the Covenant Relief Period, 3.75:1.0 (the “Leverage Covenant”); provided that, at the election of the Borrower exercised by written notice to the Agent delivered at any time prior to the date that is 30 days following consummation of any Significant Acquisition by the Borrower or its Subsidiaries, the Leverage Covenant set forth in this clause (ii) shall step-up to 4.25:1.00 for each of the next four fiscal quarters ending on or after the consummation of a Significant Acquisition by the Borrower or its Subsidiaries; and

1.11Amendment to Section 8.15. Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.15. Acknowledgment and Consent to Bail-In of Affected Financial Institutions.   Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Article II
CONDITIONS TO EFFECTIVENESS

2.1Closing Conditions.  This Amendment shall become effective as of the First Amendment Closing Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):

(a)Executed Amendment.  The Agent shall have received a copy of this Amendment duly executed by the Borrower, each Lender party hereto (which, for the avoidance of doubt, constitute Required Lenders) and the Agent.

(b)Fees and Expenses.  (i) The Agent shall have received from the Borrower (A) for the account of each of the Lenders party to this Amendment, a consent fee in an amount equal to 0.10% of the aggregate amount of each of such Lender’s Revolving Credit Commitment on the First Amendment Closing Date and (B) such other fees and expenses that are payable in connection with this Amendment as set forth in that certain fee letter entered into by the Borrower in connection herewith and (ii) King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment, in the case of (i)(B) and (ii), to the extent invoiced not less than three (3) Business Days before the First Amendment Closing Date.

Article III
MISCELLANEOUS

3.1Amended Terms.  On and after the First Amendment Closing Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement (as defined herein).  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)This Amendment has been duly executed and delivered by the Borrower. This Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)On and as of the First Amendment Closing Date, the representations and warranties contained in Section 4.01 of the Credit Agreement are true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to this Amendment, except to the extent any of such representations and warranties refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to this Amendment.

(c)On and as of the First Amendment Closing Date, no event has occurred and is continuing, or would result from the consummation of this Amendment, that constitutes a Default or Event of Default.

3.3Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.4Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.5Counterparts; Telecopy.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page counterpart hereof by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that nothing herein shall require the Agent to accept electronic signature counterparts in any form or format after the date hereof.

3.6GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.7Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.8Submission to Jurisdiction; Waivers.  The jurisdiction, waiver of venue, service of process and waiver of jury trial provisions set forth in Sections 8.11 and 8.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

HEXCEL CORPORATION

By: /s/ Patrick Winterlich

Name: Patrick Winterlich

Title: Executive Vice President and

    Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

AGENT:

CITIZENS BANK, N.A.

as the Agent and a Lender

By: /s/ Patrick Keffer

Name: Patrick Keffer

Title:   Senior Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

TRUIST BANK,

as a Lender

By: /s/ Matthew J. Davis

Name: Matthew J. Davis

Title:   Senior Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

TD BANK, N.A.,

as a Lender

By: /s/ Matt Waszmer

Name: Matt Waszmer

Title:   Senior Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

WELLS FARGO BANK, N.A.

as a Lender

By: /s/ Albert Schenck

Name: Albert Schenck

Title:   Senior Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

BNP Paribas

as a Lender

By: /s/ Richard Pace

Name: Richard Pace

Title:   Managing Director

By: /s/ Andrew-Sebastien Aschehoug

Name: Andrew-Sebastien Aschehoug

Title:   Director

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

U.S. Bank, National Association

as a Lender

By: /s/ Paul F. Johnson

Name: Paul F. Johnson

Title:   Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

Bank of America, N.A.

as a Lender

By: /s/ Prathamesh Kshirsagar

Name: Prathamesh Kshirsagar

Title:   Director

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

PNC Bank, National Association

as a Lender

By: /s/ Garreth Boyle

Name: Garreth Boyle

Title:   Senior Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

JPMORGAN CHASE BANK, N.A.

as a Lender

By: /s/ Kelly Milton

Name: Kelly Milton

Title:   Executive Director

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

HSBC Bank USA, N.A.

as a Lender

By: /s/ Peggy Yip

Name: Peggy Yip

Title:   Vice President

[Signature Page to First Amendment to Credit Agreement (Hexcel)]

LENDERS:

Goldman Sachs Bank USA,

as a Lender

By: /s/ Mahesh Mohan

Name: Mahesh Mohan

Title:   Authorized Signatory

[Signature Page to First Amendment to Credit Agreement (Hexcel)]